Exhibit 99.1

EDITORIAL CONTACTS:	INVESTOR CONTACTS:

Morris Denton Corporate Public Relations (512) 602-2685 mobile: (512) 751-8416 morris.denton@amd.com	Mike Haase Investor Relations (408) 749-3124 mike.haase@amd.com

Dave Kroll Corporate Public Relations (408) 749-3310 mobile: (408) 981-1690 dave.kroll@amd.com	Ruth Cotter Investor Relations (408) 749-3887 ruth.cotter@amd.com

AMD REPORTS FOURTH QUARTER AND ANNUAL RESULTS

— Fourth quarter sales up 26% sequentially to $1.2 billion, EPS of $0.12, based on strong Flash memory and processor sales —

SUNNYVALE, CA — January 20, 2004 — AMD (NYSE:AMD) today reported sales of $1.206 billion and net income of $43 million for the quarter ended December 28, 2003. Net income amounted to $0.12 per share.

Fourth quarter sales increased by 76 percent from the fourth quarter of 2002 and increased by 26 percent from the third quarter of 2003. In the fourth quarter of 2002, AMD reported sales of $686 million and a net loss of $855 million, or $2.49 per share. In the third quarter of 2003, AMD reported sales of $954 million and a net loss of $31 million, or $0.09 per share.

The fourth quarter results include a favorable impact of $14 million, or $0.03 per share, due to an adjustment to previously recorded restructuring charges and purchase accounting related to the FASL LLC transaction. The third quarter of 2003 results included a favorable impact of $8 million, or $0.02 per share, due to an adjustment to previously recorded restructuring charges.

For the full year ended December 28, 2003, sales increased by 30 percent from 2002. For fiscal 2003, AMD reported sales of $3.5 billion and a net loss of $274 million, or $0.79 per share. AMD reported sales in 2002 of $2.7 billion and a net loss of $1.3 billion, or $3.81 per share.

“Fourth quarter profitability was driven by solid sales growth across all business lines,” said Robert J. Rivet, AMD’s chief financial officer. “Sales increased in all regions, and we saw continued penetration in emerging markets, highlighted by record sales in China and Latin America. We continued to achieve high yields across all product lines based on our leading-edge processes and award-winning fabs.

“We saw positive growth across all microprocessor brands, including strong AMD Athlon™ XP processor sales in the fourth quarter. Furthermore, we continue to lead the industry to pervasive 64-bit computing based on increasing adoption of AMD Athlon™ 64 and AMD Opteron™ processors. The addition of new global customers such as Daimler Chrysler, Qualcomm, Pirelli and Bristol-Myers Squibb demonstrate that we have a clear winner in our AMD Opteron processor.

“In its second quarter of existence, our Spansion™ Flash memory brand has increased its market share leadership in the growing NOR Flash market. We increased sales to our existing customer base and added new wireless and consumer electronics customers, especially in emerging markets. MirrorBit™ technology continues to earn widespread acceptance as an emerging industry standard, and was our fastest growing memory product line.”

BUSINESS OVERVIEW

As a result of 26 percent sequential sales growth, AMD recorded a fourth quarter operating profit of $46 million. Cash flow from operations was positive for the second quarter in a row and AMD ended the fourth quarter with a cash balance of $1.313 billion, up from $1.076 billion at the end of the third quarter.

Computation Products Group (CPG) sales of $581 million were up 38 percent as compared to the fourth quarter of 2002 and increased by 15 percent from $503 million in the third quarter of 2003. CPG generated operating income of $63 million in the fourth quarter, up from $19 million in the third quarter, on the strength of an improved average selling price (ASP) and higher unit volumes.

During the quarter, there was strong demand for the AMD Athlon XP desktop processor line and its superior price-performance, which helped drive the increase in ASP. In addition, momentum for AMD64 processors continued to increase. AMD Opteron processor sales grew in the fourth quarter with solid penetration in the enterprise segment. AMD Athlon 64 FX processor sales were strong, and the company believes it is becoming the platform of choice for enthusiasts. IBM, HP and Fujitsu-Siemens began selling AMD64 processor-based systems in the fourth quarter and Sun Microsystems announced plans to deliver AMD Opteron processor-based enterprise servers in the first half of 2004.

Flash memory sales of $566 million in the fourth quarter increased 34 percent from $424 million in the third quarter of 2003 and were up 161 percent from the fourth quarter of 2002. The Flash memory business narrowed its operating loss to $3 million in the fourth quarter.

Flash memory sales growth over the third quarter was attributable to large Spansion Flash memory market share gains in the wireless and consumer electronics segments and strong seasonal growth. The business also experienced an increase in average bit density in the Flash products it sold. AMD’s Flash operation successfully qualified 110 nm floating gate technology in the quarter, an important milestone on its path to expand the company’s leading-edge capacity.

HIGHLIGHTS OF THE QUARTER

•	Sun Microsystems, Inc. and AMD announced a strategic alliance through which Sun will deliver new AMD Opteron processor-based Sun Fire™ enterprise servers. The new servers will run Solaris, Linux and Sun’s Java Enterprise System on two- and four-way servers and are expected to ship in the first half of 2004. Sun also launched the B100x Blade Server with the Mobile AMD Athlon XP processor 1800+.

•	AMD broke ground on a 300 millimeter manufacturing facility. The facility, named AMD Fab 36, is located in Dresden, Germany, adjacent to AMD Fab 30. AMD Fab 36 is expected to be in volume production in 2006.

•	Fujitsu Siemens Computers announced the CELSIUS V810 high-end workstation based on the AMD Opteron processor 200 Series. The new workstation is targeted at customers who use computer-intensive applications such as digital content creation and computer-aided design.

•	AMD expanded the AMD Opteron™ processor family with Models 148, 248 and 848 — enabling servers and workstations to simultaneously provide cutting-edge 32-bit performance and 64-bit capability.

•	AMD announced support for Microsoft® Windows® Small Business Server 2003 on AMD Opteron processor-based servers to provide a high-performance, cost-effective solution for small-to-medium business customers for their most critical IT needs, including file and print, e-mail, Web and database services.

•	The AMD Opteron processor debuted on the Top500 Supercomputer List, appearing four times on the list. In addition, the AMD Opteron processor was awarded the HPCwire Editor’s Choice award for Vendor Delivering Most Innovative HPC Technology for 2003.

•	Desktop systems based on the AMD Athlon 64 processor became available from a variety of tier 1 customers, including Packard Bell, Fujitsu Siemens, Fujitsu, HP and eMachines.

•	PC Magazine honored the AMD Athlon™ 64 and AMD Opteron™ processors with the 2003 Award for Technical Excellence. The AMD Athlon 64 FX-51 processor won Tom’s Hardware Guide Readers Choice award for “Best Innovation in CPUs” for 2003. The AMD64 platform won eWeek’s Top Technologies of 2003. AMD Opteron also received “product of the year” awards from CNET and China Computerworld.

•	The Flash business continued to leverage its industry-leading technology with the first Spansion Flash memory product based on advanced 110nm MirrorBit technology for the wireless market. The Spansion S29WS256N is a high performance, 256 Mbit 1.8-volt product, with sampling expected in the first half of 2004.

•	As part of its long-term strategy, the Flash business announced plans to increase leading edge capacity for 110nm floating gate and 110nm MirrorBit technologies in 2004, with 128Mbit equivalent capacity planned to be more than 60 percent of total fab capacity output.

•	Robert Bosch GmbH recognized the outstanding performance, quality and reliability of Spansion Flash memory products with an award for the period 2001-2002. This is the second consecutive award from Bosch recognizing AMD’s delivery of such products over a four-year period.

•	AMD and Founder Group announced plans to establish a new joint Platform Development Lab in Beijing for integrating and developing products targeted at information appliances beyond the PC market, initially focusing on home digital media centers.

CURRENT OUTLOOK

AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially. Economic and industry conditions remain uncertain and continue to make it particularly difficult to forecast product demand. AMD’s current outlook for the first quarter of 2004 is based on the following projections:

•	In its Flash memory business, notwithstanding typical seasonal patterns, AMD expects sales to be approximately flat for the quarter due to the company’s strong position in the market.

•	For the processor business, AMD expects to be in the range of industry seasonal patterns.

•	In general, AMD believes that seasonal patterns are expected to prevail, and aggregate sales to be down slightly.

AMD TELECONFERENCE

AMD will hold a conference call for the financial community at 2:30 PM Pacific Time today to discuss fourth quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its web site at http://www.amd.com or http://www.StreetEvents.com. The web-cast will be available for ten days after the conference call.

CAUTIONARY STATEMENT

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Risks include the possibility that global business and economic conditions will worsen resulting in lower than currently expected sales in the first quarter of 2004; that Intel Corporation’s pricing, marketing programs, product bundling, new product introductions or other activities targeting the company’s processor business will prevent attainment of the company’s current processor sales plans; that Intel Corporation will announce an x86-64 bit offering that will affect the sales ramp of AMD Opteron and AMD Athlon 64 processors; that demand for personal computers and, in turn, demand for the company’s processors will be lower than currently expected; that adoption of AMD64 processor-based products by Tier One OEMs will not occur as expected; that demand for the company’s Flash memory products will be lower than currently expected, particularly in the high-end cellular telephone sector, and that we will not be able to increase our Flash memory market share; that Intel Corporation will negatively affect NOR Flash memory prices; that customer acceptance of MirrorBit technology will not continue to increase; that we will not continue to be successful integrating the Flash operations of FASL LLC, or be able to achieve or sustain any benefit from its creation; that the company will not be able to meet demand for its products; that the company may not achieve its current product and technology introduction schedules; and that solutions providers will not timely provide the infrastructure, including operating systems and applications, to support the company’s AMD64 technology. We urge investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Annual Report on Form 10-K for the year ended December 29, 2002, and the Quarterly Report on Form 10-Q for the quarter ended September 28, 2003.

About AMD

AMD (NYSE:AMD) designs and produces microprocessors, Flash memory devices and system-on-chip solutions for the computer, communications and consumer electronics industries. AMD is dedicated to helping its customers deliver standards-based, customer-focused solutions for technology users, ranging from enterprises to government agencies and individual consumers. Founded in 1969, AMD is a Standard & Poor’s 500 company with global operations and manufacturing facilities in the United States, Europe, Japan and Asia.

AMD, the AMD Arrow logo, AMD Athlon, AMD Opteron and combinations thereof are trademarks of Advanced Micro Devices, Inc. Spansion and MirrorBit are trademarks of FASL LLC. Microsoft and Windows are registered trademarks of Microsoft Corporation in the U.S. and/or other jurisdictions. Other product and company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Advanced Micro Devices, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands except per share amounts)

	Quarter Ended			Year Ended

	Dec. 28, 2003 (Unaudited)	Sept. 28, 2003 (Unaudited)	Dec. 29, 2002 (Unaudited)	Dec. 28, 2003 (Unaudited)	Dec. 29, 2002*

Net sales	$1,205,593	$953,759	$686,430	$3,519,168	$2,697,029

Cost of sales	778,508	626,880	506,613	2,327,063	2,105,661
Research and development	226,502	213,997	244,848	852,075	816,114
Marketing, general and administrative	162,807	151,111	194,389	587,307	670,065
Restructuring and other special charges, net	(8,039)	(8,000)	330,575	(13,893)	330,575

	1,159,778	983,988	1,276,425	3,752,552	3,922,415

Operating income (loss)	45,815	(30,229)	(589,995)	(233,384)	(1,225,386)

Interest and other income, net	8,913	493	992	21,116	32,132
Interest expense	(30,943)	(26,848)	(22,296)	(109,960)	(71,349)

Income (loss) before minority interest, income taxes, and equity in net income (loss) of joint venture	23,785	(56,584)	(611,299)	(322,228)	(1,264,603)

Minority interest in (income) loss of subsidiary	19,408	25,353	—	44,761	—
Provision for income taxes	—	—	243,470	2,936	44,586
Equity in net income (loss) of joint venture and other	—	—	29	5,913	6,177

Net income (loss)	43,193	(31,231)	(854,740)	(274,490)	(1,303,012)

Net income (loss) per common share

Basic	$0.12	$(0.09)	$(2.49)	$(0.79)	$(3.81)

Diluted	$0.12	$(0.09)	$(2.49)	$(0.79)	$(3.81)

Shares used in per share calculation

— Basic	357,090	347,334	343,949	346,934	342,334
— Diluted	416,190	347,334	343,949	346,934	342,334

*Derived from the December 29, 2002 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

RECONCILIATION OF NET Income (LOSS) TO EBITDA

(Thousands)

	Quarter Ended			Year Ended

	Dec. 28, 2003 (Unaudited)	Sept. 28, 2003 (Unaudited)	Dec. 29, 2002 (Unaudited)	Dec. 28, 2003 (Unaudited)	Dec. 29, 2002 (Unaudited)

Net income (loss)	$43,193	$(31,231)	$(854,740)	$(274,490)	$(1,303,012)
Depreciation and amortization	287,311	285,030	199,800	995,663	756,200
Interest income	(3,236)	(3,244)	(4,655)	(19,851)	(35,390)
Interest expense	30,943	26,848	22,296	109,960	71,349
Provision for income taxes	—	—	243,470	2,936	44,586

EBITDA	358,211	277,403	(393,829)	814,218	(466,267)

Advanced Micro Devices, Inc.

CONSOLIDATED BALANCE SHEETS

(Thousands)

	Dec. 28, 2003	Sept. 28, 2003	Dec. 29, 2002*

	(unaudited)	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,313,367	$1,075,939	$1,006,655
Accounts receivable, net	609,457	543,444	395,828
Inventories	697,658	692,395	432,603
Prepaid expenses and other current assets	177,145	206,202	184,592
Deferred income taxes	102,651	113,569	91,137

Total current assets	2,900,278	2,631,549	2,110,815

Property, plant and equipment, net	3,848,492	3,808,567	2,880,809
Investment in joint venture	—	—	382,942
Other assets	345,575	295,289	335,752

	$7,094,345	$6,735,405	$5,710,318

Liabilities and Stockholders’ Equity

Current:
Notes payable	$—	$—	$913
Accounts payable	490,318	335,925	352,438
Accrued compensation and benefits	160,644	156,569	131,324
Accrued liabilities	329,420	310,861	435,657
Restructuring accruals	29,770	43,901	99,974
Income taxes payable	41,370	47,279	21,246
Deferred income on shipments to distributors	116,949	89,329	57,184
Current portion of long-term debt and capital lease obligations	193,266	200,717	71,339
Other current liabilities	90,533	84,458	89,437

Total current liabilities	1,452,270	1,269,039	1,259,512

Deferred income taxes	157,690	166,385	91,137
Long-term debt and capital lease obligations	1,899,674	1,880,859	1,570,322
Other long-term liabilities	428,761	425,282	322,082
Minority interest in (income) loss of subsidiary	717,640	711,056	—

Stockholders’ equity:
Capital stock:
Common stock, par value	3,500	3,478	3,445
Capital in excess of par value	1,958,833	1,939,968	1,921,247
Retained earnings	217,893	174,700	492,668
Accumulated other comprehensive income	258,084	164,638	49,905

Total stockholders’ equity	2,438,310	2,282,784	2,467,265

	$7,094,345	$6,735,405	$5,710,318

*	Derived from the December 29, 2002 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.

Selected Corporate Data

(Unaudited)

	Quarter Ended			Year Ended

Segment Information	Dec. 28, 2003*	Sept. 28, 2003*	Dec. 29, 2002	Dec. 28, 2003*	Dec. 29, 2002

Computation Products (1)
Revenue	$581 M	$503 M	$422 M	$1,960 M	$1,756 M
Operating Income (Loss)	63 M	19 M	(157)M	(23)M	(661)M

Memory Products (2)
Revenue	566 M	424 M	217 M	1,419 M	741 M
Operating Income (Loss)	(3)M	(49)M	(59)M	(190)M	(160)M

All Other (3)
Revenue	59 M	26 M	48 M	140 M	200 M
Operating Income (Loss)	(14)M	0 M	(374)M	(21)M	(405)M

Total AMD
Revenue	1,206 M	954 M	686 M	3,519 M	2,697 M
Operating Income (Loss)	46 M	(30)M	(590)M	(233)M	(1,225)M

Other Data	Dec. 28, 2003*	Sept. 28, 2003*	Dec. 29, 2002	Dec. 28, 2003*	Dec. 29, 2002

Depreciation & Amortization	$287 M	$285 M	$200 M	$996 M	$756 M
Capital Additions	$164 M	$138 M	$138 M	$586 M	$705 M
Headcount	14,353	14,380	12,832	14,353	12,832

International Sales	81%	79%	76%	77%	71%
Research and Development	$227 M	$214 M	$245 M	$852 M	$816 M
EBITDA	$358 M	$277 M	$(394)M	$814 M	$(466)M

*	Information includes the results of FASL, LLC, AMD’s majority owned subsidiary. Prior periods do not include data for FASL LLC as the information is not available.

(1)	Computation Products segment includes PC processors and Chipsets.
(2)	Memory Products segment includes Flash memory products of AMD and FASL LLC.
(3)	The All Other category includes Embedded Processors, Network Products, Geode products, and Foundry Services. Also included in the All Other category is certain operating expenses that are not allocated to the operating segments.

Note: Figures may not foot due to rounding